Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

DarioHealth Corp.

(Exact Name of Registrant
as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share (2)(3)	457(c)	15,727,223	$1.195	$18,794,031.49	$147.60 per $1,000,000	$2,774
	Total Offering Amounts					$18,794,031.49		$2,774
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$2,774

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for a share of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on April 16, 2024, which date is a date within five business days of the filing of this registration statement.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Represents 15,759,276 shares of the registrant’s Common Stock consisting of (i) 8,354,097 shares of the registrant’s Common Stock issuable upon conversion of outstanding shares of Series C Convertible Preferred Stock; (ii) 1,980,200 shares of the registrant’s Common Stock issuable upon conversion of outstanding shares of Series C-1 Convertible Preferred Stock; (iii) 521,031 shares of the registrant’s Common Stock issuable upon conversion of outstanding shares of Series C-2 Convertible Preferred Stock; and (iv) 4,880,895 shares of the registrant’s Common Stock issuable as dividends to holders of Series C Convertible Preferred Stock, Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock.